Exhibit 5.1

August 22, 2025 Protalix BioTherapeutics, Inc. 2 University Plaza, Suite 100 Hackensack, NJ 07601	Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America T: +1 212 506 2500 F: +1 212 262 1910 mayerbrown.com

Re: Protalix BioTherapeutics, Inc.

Ladies and Gentlemen:

We have acted as counsel to Protalix BioTherapeutics, Inc. a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company from time to time of shares of its common stock, $0.001 par value (“Common Stock”), having an aggregate offering price of up to $20,000,000 (the “Shares”), pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-286802) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus, dated August 22, 2025 (the “Base Prospectus”), and the prospectus supplement, dated August 22, 2025, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares are to be sold by the Company in the manner described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined copies, certified or otherwise identified to our satisfaction, of: (i) the Certificate of Incorporation of the Company, dated March 30, 2006, as amended by that Certificate of Amendment, dated August 15, 2016, that Second Certificate of Amendment, dated January 10, 2019, that Third Certificate of Amendment, dated December 16, 2019, that Fourth Certificate of Amendment, dated July 26, 2022, and that Fifth Certificate of Amendment, dated July 25, 2023; (ii) the Second Amended and Restated Bylaws of the Company, dated May 8, 2025; (iii) certain resolutions of the board of directors of the Company, relating to the issuance and sale of the Shares; (iv) the Registration Statement; and (v) the Prospectus. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinion set forth herein.

In connection with this opinion, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents, and that such documents constitute the legal, valid and binding obligations of each such party. We also have assumed the integrity and completeness of the minute books of the Company presented to us for examination. With respect to certain factual matters, we have relied upon certificates of officers of the Company.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England & Wales), Mayer Brown Hong Kong LLP (a Hong Kong limited liability partnership) and Tauil & Chequer Advogados (a Brazilian law partnership).

Mayer Brown LLP

August 22, 2025

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares have been duly and validly authorized and, when and if issued and delivered against payment therefor in the manner contemplated by the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on or about August 22, 2025 which will be incorporated by reference in the Registration Statement, and to the reference to us under the caption “Legal Matters” in the Prospectus, which is a part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP